MAYER, BROWN & PLATT
190 South La Salle Street Chicago, Illinois 60603-3441
Main Phone (312) 782-0600 Main Fax (312) 701-7711

October 10, 2001

SRFG, Inc.	Sears, Roebuck and Co.
3711 Kennett Pike	3333 Beverly Road
Greenville, Delaware 19807	Hoffman Estates, Illinois 60179

  Re:   Sears Credit Account Master Trust II
        Registration Statement on Form S-30 Ladies and Gentlemen:

In connection with the filing of the registration statement on Form S-3 with the Securities and Exchange Commission on October 10, 2001 (the "Registration Statement"), by SRFG, Inc. (formerly Sears Receivables Financing Group, Inc.) ("SRFG") relating to the Sears Credit Account Master Trust II (the "Trust"), you have requested our opinion regarding the issuance of investor certificates of a series (the "Offering") as described in the prospectus (the "Prospectus") included in the Registration Statement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Prospectus.

Our opinion is based on our examination of the Prospectus, the Prospectus Supplement, the Pooling and Servicing Agreement dated as of July 31, 1994, as amended, among Sears, Roebuck and Co. ("Sears") as Servicer, SRFG as Seller and Bank One, National Association (formerly The First National Bank of Chicago) as Trustee, and such other documents, instruments and information as we considered necessary. Our opinion also is based on (i) the assumption that neither the Trustee nor any affiliate thereof will become either the Servicer or the delegee of the Servicer; (ii) the assumption that all agreements relating to the issuance of the investor certificates and the creation of the Trust will remain in full force and effect; and (iii) currently applicable provisions of the federal income tax laws, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice.

We also note that the documents reviewed do not relate to a specific transaction. Accordingly, the above-referenced description of material tax consequences of the Offering may, under certain circumstances, require modification in the context of a specific transaction.

CHARLOTTE CHICAGO COLOGNE FRANKFURT HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO PARIS WASHINGTON INDEPENDENT MEXICO CITY CORRESPONDENT: JAUREGUI, NAVARRETE, NADER Y ROJAS
17008632

Mayer, Brown & Platt
SRFG, Inc. Sears, Roebuck and Co.
October 10, 2001
Page 2

Based on the foregoing, it is our opinion that, as of the date hereof, the statements in the Prospectus under the captions "Federal Income Tax Consequences" and "State and Local Tax Consequences," to the extent that they constitute matters of law or legal conclusions with respect thereto, are a fair and accurate summary of the material tax consequences of the Offering, under existing law and the assumptions stated therein. There can be no assurance, however, that the tax conclusions presented therein will not be successfully challenged by the Internal Revenue Service, or significantly altered by new legislation, changes in Internal Revenue Service positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name under the caption "Federal Income Tax Consequences" in the Prospectus included in the Registration Statement, without admitting that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Mayer, Brown & Platt

Mayer, Brown & Platt

WAL/TYP